EXHIBIT 99.1

[XTO Logo Here]

NEWS RELEASE

For Immediate Release

Number: 09-01

XTO ENERGY MONETIZES AND RESETS 37% OF 2009 HEDGE POSITION

FORT WORTH, TX (January 14, 2009) – XTO Energy Inc. (NYSE-XTO) announced today that over the past thirty days it has entered into early settlement and reset arrangements with respect to 37% of its 2009 commodity hedge volumes.  As a result of these early settlements, the Company realized about $900 million of after-tax proceeds which it used to reduce its outstanding debt.  The Company expects to end the first quarter of 2009 with net debt of approximately $11 billion.  The net effect of the early settlements is to accelerate cash receipts, while maintaining the Company’s full hedge position against further declines in oil and natural gas prices during the year.  For accounting purposes, the commodity hedge gains and losses will be recognized in the underlying production quarter.

“These hedge monetizations and the resulting debt repayment highlight our ongoing commitment to financial strength in these uncertain times,” stated Bob R. Simpson, Chairman and Founder. “By executing these transactions, the Company has already accomplished the lion’s share of our announced minimum debt reduction of $1.25 billion.  With our strong cash margins and expansive development inventory, XTO maintains maximum flexibility for growing long-term shareholder value.”

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XTO Energy Inc. is a domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and natural gas properties in the United States.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release can be found at http://www.xtoenergy.com

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include estimates and give our current expectations or forecasts regarding our financial performance, future financial strength, planned debt reduction, cash margins, long-term shareholder value and future hedging.  Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.